News Release

For Immediate Release:	For More Information,
April 23, 2019	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today net income available to common shareholders of $22.3 million, or $0.75 per diluted common share, for the three months ended March 31, 2019, an increase of 7.1% in earnings per share from the $20.7 million, or $0.70 per diluted common share, recorded in the first quarter of 2018.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2019 was $53.4 million, a 5.7% increase from the $50.5 million recorded in the first quarter of 2018. The increase in net interest income was due to growth in interest-earning assets.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the first quarter of 2019 was 4.06% compared to 4.17% for the first quarter of 2018. The decrease in the net interest margin realized in 2019 was primarily due to lower loan discount accretion, significant interest recoveries realized in the prior year and interest bearing liability costs that have increased more than earning asset yields, as discussed in the following paragraph.

The Company recorded loan discount accretion of $1.4 million in the first quarter of 2019, compared to $2.1 million in the first quarter of 2018. Loan discount accretion had an 11 basis point impact on the net interest margin in the first quarter of 2019 compared to an 18 basis point impact in the first quarter of 2018. The lower discount accretion in 2019 was attributable to paydowns in the Company’s acquired loan portfolios. Additionally, in the first quarter of 2018, the Company received approximately $750,000 in interest recoveries on loans that had been charged off in the past that added approximately 6 basis points to the net interest margin in the first quarter of 2018. Finally, over the past year, the Company’s interest bearing liability costs have increased more than earning asset yields, with the rate on interest bearing liabilities being 39 basis points higher in the first quarter of 2019 compared to the first quarter of 2018, while earning asset yields increased by approximately 27 basis points for that same period (exclusive of the impact of the loan discount accretion and interest recovery variances).

Excluding the effects of loan discount accretion, the Company’s tax-equivalent net interest margin was 3.95% for the first quarter of 2019, 3.99% for the first quarter of 2018, and 3.94% in the fourth quarter of 2018. See the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this percentage.

Provision for Loan Losses and Asset Quality

The Company recorded a provision for loan losses of $0.5 million in the first quarter of 2019 compared to a negative provision for loan losses of $3.7 million (reduction of the allowance for loan losses) in the first quarter of 2018. In the first quarter of 2018, the Company experienced net loan recoveries of $3.7 million, which drove the negative provision for the quarter. The Company’s provision for loan losses has remained at a low level over the past several years as a result of strong asset quality, including low loan charge-offs.

The ratio of annualized net charge-offs (recoveries) to average loans for the three months ended March 31, 2019 was 0.04%, compared to (0.36%) for the same period of 2018. The Company’s nonperforming assets to total assets ratio was 0.65% at March 31, 2019 compared to 0.92% at March 31, 2018.

Noninterest Income

Total noninterest income was $14.9 million and $15.9 million for the three months ended March 31, 2019 and March 31, 2018, respectively.

Core noninterest income for the first quarter of 2019 was $15.0 million, a decrease of 7.3% from the $16.2 million reported for the first quarter of 2018, which was primarily due to decreases in SBA loan sale gains recorded in 2019 (see additional discussion below). Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgage loans, iv) commissions from sales of insurance and financial products, v) SBA consulting fees, vi) SBA loan sale gains, and vii) bank-owned life insurance income.

Other service charges, commissions, and fees increased in the first quarter of 2019 compared to 2018, primarily as a result of higher debit card and credit card interchange fees associated with increased usage.

During the three months ended March 31, 2019 and 2018, the Company realized $2.0 million and $3.8 million in gains on SBA loan sales, respectively. The decline in the first quarter of 2019 gains was a result of a combination of a lower sales volume and lower premiums realized.

Noninterest Expenses

Noninterest expenses amounted to $39.6 million in the first quarter of 2019 compared to $43.6 million recorded in the first quarter of 2018. Most categories of noninterest expense decreased in the first quarter 2019 compared to the first quarter of 2018 due to operating efficiencies realized subsequent to the March 2018 merger conversion of the Asheville Savings Bank operations into First Bank.

Income Taxes

The Company’s effective tax rate for the first quarter of 2019 was 20.9% compared to 22.0% in the first quarter of 2018. The decline was due to a decrease in the North Carolina corporate income tax rate from 3.0% to 2.5%, as well as the impact of certain merger expenses recorded in 2018 that were not tax deductible.

Balance Sheet and Capital

Total assets at March 31, 2019 amounted to $6.1 billion, a 7.2% increase from a year earlier. Total loans at March 31, 2019 amounted to $4.3 billion, a 4.6% increase from a year earlier, and total deposits amounted to $4.8 billion at March 31, 2019, a 6.7% increase from a year earlier.

The Company experienced steady organic loan and deposit growth during the first quarter of 2019. Organic loan growth amounted to $54.7 million, or 5.2% annualized, and organic deposit growth amounted to $137.9 million, or 12.0% annualized. The Company has ongoing internal initiatives to enhance loan and deposit growth, including the Company’s continued expansion into higher growth markets such as Charlotte and Raleigh.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at March 31, 2019 of 14.25%, an increase from the 12.79% reported at March 31, 2018. The Company’s tangible common equity to tangible assets ratio was 9.21% at March 31, 2019, an increase of 86 basis points from a year earlier.

Impact of New Lease Accounting Standard

During the first quarter of 2019, the Company adopted new accounting guidance which required the Company to record all long-term leases on its balance sheet. With the adoption of this guidance, the Company recorded $19.5 million in right-to-use lease assets, which was recorded within premises and equipment, and $19.5 million in lease obligations, which was recorded in other liabilities. These additions had an insignificant impact on the Company’s capital ratios, and there was no impact to the Company’s earnings related to the adoption of this new standard.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “We are pleased with our first quarter results. Earnings were strong, and we also experienced good balance sheet growth. We were also pleased that for the second year in a row, our Board of Directors increased the Company’s dividend rate. A dividend rate of 12 cents per share is being paid to shareholders this week, which is 50% higher than the dividend rate paid five quarters ago.”

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the first quarter of 2019:

•	On February 5, 2019, the Company announced a quarterly cash dividend of $0.12 per share payable on April 25, 2019 to shareholders of record on March 31, 2019. This dividend rate represents a 20% increase over the dividend rate declared in the first quarter of 2018.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $6.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank also operates one loan production office in Raleigh, North Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data – unaudited)	2019	2018	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$53,960	50,170
Interest on investment securities	5,074	2,966
Other interest income	2,701	1,925
Total interest income	61,735	55,061	12.1%
Interest expense
Interest on deposits	5,577	2,673
Interest on borrowings	2,797	1,881
Total interest expense	8,374	4,554	83.9%
Net interest income	53,361	50,507	5.7%
Total provision (reversal) for loan losses	500	(3,659)	n/m
Net interest income after provision for loan losses	52,861	54,166	(2.4%	)
Noninterest income
Service charges on deposit accounts	2,945	3,263
Other service charges, commissions, and fees	5,547	4,597
Fees from presold mortgage loans	545	859
Commissions from sales of insurance and financial products	2,029	1,940
SBA consulting fees	1,263	1,141
SBA loan sale gains	2,062	3,802
Bank-owned life insurance income	646	623
Foreclosed property gains (losses), net	(245)	(288)
Securities gains (losses), net	—	—
Other gains (losses), net	82	4
Total noninterest income	14,874	15,941	(6.7%	)
Noninterest expenses
Salaries expense	18,965	19,398
Employee benefit expense	4,588	4,607
Occupancy and equipment related expense	4,123	4,054
Merger and acquisition expenses	110	2,761
Intangibles amortization expense	1,631	1,672
Other operating expenses	10,153	11,106
Total noninterest expenses	39,570	43,598	(9.2%	)
Income before income taxes	28,165	26,509	6.2%
Income tax expense	5,880	5,836	0.8%
Net income available to common shareholders	$22,285	20,673	7.8%

Earnings per common share – basic	$0.75	0.70	7.1%
Earnings per common share – diluted	0.75	0.70	7.1%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$53,361	50,507
Tax-equivalent adjustment (1)	424	356
Net interest income, tax-equivalent	$53,785	50,863	5.7%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m – not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2019	2018
Return on average assets (1)	1.52%	1.51%
Return on average common equity (2)	11.66%	11.95%
Net interest margin – tax-equivalent (3)	4.06%	4.17%
Net charge-offs (recoveries) to average loans	0.04%	(0.36%	)

COMMON SHARE DATA
Cash dividends declared – common	$0.12	0.10
Stated book value – common	26.50	23.79
Tangible book value – common	17.94	15.17
Common shares outstanding at end of period	29,746,455	29,660,990
Weighted average shares outstanding – basic	29,587,217	29,533,869
Weighted average shares outstanding – diluted	29,743,395	29,624,150

CAPITAL RATIOS
Tangible common equity to tangible assets	9.21%	8.35%
Common equity tier I capital ratio – estimated	12.54%	11.01%
Tier I leverage ratio – estimated	10.69%	9.88%
Tier I risk-based capital ratio – estimated	13.76%	12.23%
Total risk-based capital ratio – estimated	14.25%	12.79%

AVERAGE BALANCES ($ in thousands)
Total assets	$5,945,049	5,549,516
Loans	4,280,272	4,099,495
Earning assets	5,372,766	4,949,612
Deposits	4,704,231	4,403,805
Interest-bearing liabilities	3,773,714	3,629,364
Shareholders’ equity	775,059	701,411

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Net interest income – tax-equivalent (1)	$53,785	54,289	52,273	51,599	50,863
Taxable equivalent adjustment (1)	424	443	428	367	356
Net interest income	53,361	53,846	51,845	51,232	50,507
Provision (reversal) for loan losses	500	693	87	(710)	(3,659)
Noninterest income	14,874	14,406	15,376	16,111	15,941
Noninterest expense	39,570	37,666	39,238	38,873	43,598
Income before income taxes	28,165	29,893	27,896	29,180	26,509
Income tax expense	5,880	5,998	5,905	6,450	5,836
Net income	22,285	23,895	21,991	22,730	20,673

Earnings per common share – basic	0.75	0.81	0.74	0.77	0.70
Earnings per common share – diluted	0.75	0.80	0.74	0.77	0.70

Cash dividends declared per share	0.12	0.10	0.10	0.10	0.10

(1)	See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Mar. 31, 2019	At Dec. 31, 2018	At Mar. 31, 2018	One Year Change
Assets
Cash and due from banks	$80,620	56,050	78,217	3.1%
Interest bearing deposits with banks	366,187	406,848	448,515	(18.4%	)
Total cash and cash equivalents	446,807	462,898	526,732	(15.2%	)

Investment securities	730,512	602,588	453,059	61.2%
Presold mortgages	3,318	4,279	6,029	(45.0%	)

Total loans	4,303,787	4,249,064	4,113,785	4.6%
Allowance for loan losses	(21,095)	(21,039)	(23,298)	(9.5%	)
Net loans	4,282,692	4,228,025	4,090,487	4.7%

Premises and equipment	137,725	119,000	115,542	19.2%
Intangible assets	254,449	255,480	255,760	(0.5%	)
Foreclosed real estate	6,390	7,440	11,307	(43.5%	)
Bank-owned life insurance	102,524	101,878	99,786	2.7%
Other assets	85,831	82,528	82,825	3.6%
Total assets	$6,050,248	5,864,116	5,641,527	7.2%

Liabilities
Deposits:
Noninterest bearing checking accounts	$1,390,516	1,320,131	1,227,608	13.3%
Interest bearing checking accounts	922,254	916,374	896,189	2.9%
Money market accounts	1,079,002	1,035,523	1,026,043	5.2%
Savings accounts	417,812	432,389	445,405	(6.2%	)
Brokered deposits	216,616	239,875	251,043	(13.7%	)
Internet time deposits	3,428	3,428	7,248	(52.7%	)
Other time deposits > $100,000	506,148	447,619	357,595	41.5%
Other time deposits	261,462	264,000	284,577	(8.1%	)
Total deposits	4,797,238	4,659,339	4,495,708	6.7%

Borrowings	406,125	406,609	407,059	(0.2%	)
Other liabilities	58,746	33,938	33,110	77.4%
Total liabilities	5,262,109	5,099,886	4,935,877	6.6%

Shareholders’ equity
Common stock	434,948	434,453	433,305	0.4%
Retained earnings	360,455	341,738	282,038	27.8%
Stock in rabbi trust assumed in acquisition	(3,245)	(3,235)	(3,588)	(9.6%	)
Rabbi trust obligation	3,245	3,235	3,588	9.6%
Accumulated other comprehensive loss	(7,264)	(11,961)	(9,693)	25.1%
Total shareholders’ equity	788,139	764,230	705,650	11.7%
Total liabilities and shareholders’ equity	$6,050,248	5,864,116	5,641,527	7.2%

First Bancorp and Subsidiaries Financial Summary – Page 4

	For the Three Months Ended
YIELD INFORMATION	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Yield on loans	5.11%	5.13%	4.96%	4.99%	4.96%
Yield on securities	2.95%	2.71%	2.52%	2.47%	2.60%
Yield on other earning assets	2.77%	2.29%	2.33%	2.02%	2.02%
Yield on all interest earning assets	4.66%	4.60%	4.49%	4.48%	4.51%

Rate on interest bearing deposits	0.67%	0.56%	0.48%	0.40%	0.34%
Rate on other interest bearing liabilities	2.79%	2.60%	2.41%	2.24%	1.87%
Rate on all interest bearing liabilities	0.90%	0.79%	0.69%	0.60%	0.51%
Total cost of funds	0.66%	0.58%	0.51%	0.45%	0.38%

Net interest margin (1)	4.03%	4.05%	4.00%	4.04%	4.14%

Net interest margin – tax-equivalent (2)	4.06%	4.08%	4.03%	4.07%	4.17%

Average prime rate	5.50%	5.28%	5.01%	4.80%	4.53%

(1)	Calculated by dividing annualized net interest income by average earning assets for the period.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Interest income – increased by accretion of loan discount on acquired loans	$1,132	1,566	1,365	2,064	1,956
Interest income – increased by accretion of loan discount on retained portions of SBA loans	287	264	210	232	155
Interest expense – reduced by premium amortization of deposits	58	71	84	101	116
Interest expense – increased by discount accretion of borrowings	(45)	(45)	(46)	(45)	(45)
Impact on net interest income	$1,432	1,856	1,613	2,352	2,182

First Bancorp and Subsidiaries Financial Summary – Page 5

ASSET QUALITY DATA ($ in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018

Nonperforming assets
Nonaccrual loans	$20,684	22,575	18,231	25,494		21,849
Troubled debt restructurings - accruing	12,457	13,418	16,657	17,386		18,495
Accruing loans > 90 days past due	—	—	—	—		—
Total nonperforming loans	33,141	35,993	34,888	42,880		40,344
Foreclosed real estate	6,390	7,440	6,140	8,296		11,307
Total nonperforming assets	$39,531	43,433	41,028	51,176		51,651
Purchased credit impaired loans not included above (1)	$15,867	17,393	20,189	20,832		22,147
Asset Quality Ratios
Net quarterly charge-offs (recoveries) to average loans – annualized	0.04%	0.02%	0.27%	(0.07%	)	(0.36%	)
Nonperforming loans to total loans	0.77%	0.85%	0.83%	1.03%		0.98%
Nonperforming assets to total assets	0.65%	0.74%	0.72%	0.90%		0.92%
Allowance for loan losses to total loans	0.49%	0.50%	0.49%	0.56%		0.57%
Allowance for loan losses + unaccreted discount on acquired loans to total loans	0.86%	0.90%	0.94%	1.05%		1.11%

(1)	In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Net interest income, as reported	$53,361	53,846	51,845	51,232	50,507
Tax-equivalent adjustment	424	443	428	367	356
Net interest income, tax-equivalent (A)	$53,785	54,289	52,273	51,599	50,863
Average earning assets (B)	$5,372,766	5,276,311	5,143,449	5,080,372	4,949,612
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.06%	4.08%	4.03%	4.07%	4.17%

Net interest income, tax-equivalent	$53,785	54,289	52,273	51,599	50,863
Loan discount accretion	1,419	1,830	1,575	2,296	2,111
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$52,366	52,459	50,698	49,303	48,752
Average earnings assets (B)	$5,372,766	5,276,311	5,143,449	5,080,372	4,949,612
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.95%	3.94%	3.91%	3.89%	3.99%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portion of the loan that results in a discount being recorded on the retained portion of the loan. These discounts are recognized into income over the lives of the loans. At March 31, 2019, the Company had a remaining loan discount balance on acquired loans of $16.1 million compared to $22.3 million at March 31, 2018. At March 31, 2019 the Company had a remaining loan discount balance on SBA loans of $6.2 million compared to $3.2 million at March 31, 2018. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.